UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 23, 2007

TOWER TECH HOLDINGS INC.

(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	0-31313 (Commission File Number)	88-0409160 (IRS Employer Identification No.)

100 Maritime Drive, Suite 3C, Manitowoc, Wisconsin 54220

(Address of principal executive offices) (Zip Code)

(920) 684-5531

Registrant’s telephone number, including area code

980 Maritime Drive, Suite 6, Manitowoc, Wisconsin 54220

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

The registrant appointed Steven A. Huntington as Chief Financial Officer effective April 23, 2007, replacing D. Randall Brumbelow who resigned as interim Chief Financial Officer.

Prior to joining the registrant, Mr. Huntington was the chief financial officer for Idaho Pacific Holding Inc., a potato dehydrator based in Ririe, Idaho. He served in that position since August 2005, and had responsibility for accounting, planning, plant accounting and information systems, as well as internal control upgrades from a private company to a public company. From January 1999 to July 2005, he was the vice president, finance, chief financial officer, treasurer and corporate secretary for Northern Labs, Inc., a contract manufacturer and packager of consumer products based in Manitowoc, Wisconsin. Mr. Huntington served as a plant controller for Sealy Mattress Company in Batavia, Illinois from 1995 to 1999, and as corporate controller for Classics International Entertainment in Chicago, Illinois from 1993 to 1995. His previous work experience dates back to 1980. He received an MBA in Finance from DePaul University and a BS degree in Accounting from the University of Wisconsin. Mr. Huntington is a certified public accountant.

The registrant entered into an employment agreement with Mr. Huntington dated April 12, 2007, the term of which commences April 23, 2007 and terminates April 23, 2009. The agreement may be terminated earlier (i) by Tower Tech upon 30 days’ notice, (ii) upon the mutual consent of Tower Tech and Mr. Huntington, or (iii) by either Tower Tech or Mr. Huntington upon the material breach or violation of the terms of the agreement after a 30-day notice and cure period. The agreement contains a covenant not to compete for one year after the termination of the agreement. The agreement provides for an annual base salary of $130,000, as well as reimbursement for relocation expenses.

Item 9.01	Financial Statements and Exhibits

Regulation S-B Number	Document
10.1	Employment Agreement with Steven A. Huntington dated April 12, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TOWER TECH HOLDINGS INC.
April 23, 2007	By: /s/ Raymond L. Brickner III Raymond L. Brickner III President

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